                                                                    EXHIBIT 99.1



                   REGIONS TO ACQUIRE THE NEW IBERIA BANCORP

J. Stanley Mackin, chairman and chief executive officer of Regions Financial Corporation (headquartered in Birmingham, Alabama) and Ernest Freyou, president and chief executive officer of The New Iberia Bancorp (headquartered in New Iberia, Louisiana) jointly announced that an agreement has been signed for The New Iberia Bank to be merged into Regions.

Under the terms of the agreement, Regions will exchange 0.36 of a share of its common stock for each share of New Iberia Bancorp common stock, subject to possible adjustment. Based on Regions' closing stock price of $57 1/8 on February 12, 1997, the transaction would be valued at approximately $65 million. The merger is expected to be consummated during the third quarter of 1997, pending New Iberia Bancorp shareholder approval, regulatory approval, due diligence review by Regions and other customary conditions of closing. The transaction is expected to be a tax-free reorganization for federal income tax purposes and to be accounted for as a pooling of interest.

Approximately 1.1 million shares of Regions common stock are expected to be issued in this transaction. Regions may purchase up to approximately 97,000 shares of its common stock in the open market in connection with this transaction.

New Iberia Bancorp's subsidiary, The New Iberia Bank, has a total of twelve banking offices in Iberia Parish, Lafayette Parish and Vermillion Parish, Louisiana. At December 31, 1996 New Iberia Bancorp had total assets of $299 million, deposits of $269 million, loans of $181 million, and stockholders' equity of $25.5 million. New Iberia Bancorp reported net income of $3.5 million for the year of 1996 with a return on assets of 1.28% and a return on stockholders' equity of 14.33%.

J. Stanley Mackin, chairman and chief executive officer of Regions stated that:
"We are excited to be able to affiliate with The New Iberia Bank. This fine bank will enable us to serve an expanded area of south Louisiana. We look forward to working with the directors, officers and employees of the bank in serving their customers."

Ernest Freyou, president and chief executive officer of The New Iberia Bank, stated that: "We are very pleased to be able to associate with Regions. Regions has an outstanding reputation in the banking industry and in the communities which it serves. Our customers can expect to continue to do business with the same staff which they have been working with in the past. In addition our customers will find an expanded offering of services and products in the future. The affiliation with Regions will benefit stockholders, customers and employees."

New Iberia Bancorp is a one-bank holding company headquartered in New Iberia, Louisiana. Its stock trades on the American Stock Exchange under the symbol "NIB."

Regions is a multi-bank regional holding company providing banking and bank-related services in the fields of mortgage banking, credit-related insurance and securities brokerage. Regions operates more than 400 banking offices in Alabama, Florida, Georgia, Louisiana and Tennessee. Regions currently has five additional pending acquisitions, two in Louisiana, two in Georgia and one in Florida. After all pending acquisitions are completed, Regions' total assets are expected to exceed $20 billion, with $2.6 billion in Louisiana. Regions' common stock is traded on the Nasdaq National Market under the symbol "RGBK".

                      For additional information contact:
       Ronald C. Jackson, Assistant Comptroller and Director of Investor
                         Regional Financial Corporation
                             Relations 334/832-3493
                                     and/or
                         Ernest Freyou, President & CEO
                                  318-365-6761
                          The New Iberia Bancorp, Inc.